Exhibit 23.3

CONSENT OF JAMES DENDLE

In connection with Triple Flag Precious Metals Corp.’s registration statement (the “Registration Statement”) on Form S-8, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission, I, James Dendle, Vice President, Evaluations & Investor Relations, Triple Flag Precious Metals Corp., hereby consent to the use of and references to name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.

Yours truly,

/s/ James Dendle
James Dendle
Vice President, Evaluations & Investor Relations, Triple Flag Precious Metals Corp.
Dated: September 1, 2022